Exhibit 23.10 Ashurst LLP 55 Hudson Yards New York, NY 10001 Tel +1 212 205 7000 Fax +1 212 205 7020 www.ashurst.com

May 26, 2022

Bank of Montreal

100 King Street West

1 First Canadian Place

Toronto, Ontario

Canada, M5X 1A1

Ladies and Gentlemen

Bank of Montreal – Medium-Term Notes

We are acting as special US counsel to Bank of Montreal, a Canadian chartered bank (the “Bank”), in connection its issuance from time to time of certain senior debt securities that will be issued under its Medium-Term Note Program, Series D, E, F, G and I (the “Notes”). The offerings of the Notes have been registered with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), under a registration statement on Form F-3, file number 333-264388 (the “Registration Statement”).

We hereby consent to any reference to us, in our capacity as special tax counsel to the Bank, or any opinion of ours delivered in that capacity in a product supplement, product prospectus supplement or pricing supplement relating to the offer and sale of any particular Notes prepared and filed by the Bank with the Commission on this date or a future date.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Ashurst LLP

Ashurst LLP

Ashurst LLP is a limited liability partnership registered in England and Wales under number OC330252 and is part of the Ashurst Group. It is a law firm authorised and regulated by the Solicitors Regulation Authority of England and Wales under number 468653. A list of members of Ashurst LLP and their professional qualifications is open to inspection at its registered office Broadwalk House, 5 Appold Street, London EC2A 2AG. The term “partner” in relation to Ashurst LLP is used to refer to a member of Ashurst LLP or to an employee or to a consultant with equivalent standing and qualifications.